Exhibit 10.1
HCA INC.
2010 SENIOR OFFICER PERFORMANCE EXCELLENCE PROGRAM
Purpose and Administration of the Program
The 2010 Senior Officer Performance Excellence Program (the “Program”) has been established by HCA Inc. (the “Company”) to encourage outstanding performance from its senior officers. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any Award, including but not limited to the application of the PEP Recoupment Policy described herein, need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
Participation
All officers of the Company who have been designated by the Committee as “executive officers” of the Company during 2010 (the “Fiscal Year”) are eligible to receive an award pursuant to the Program (each, a “Participant”).
Incentive Calculation and Payment of Awards
Awards shall be calculated based on the financial results for the Fiscal Year and shall be paid within two and one-half months following the end of each Fiscal Year. No awards will be paid to a Participant until the Chairman and CEO shall have affirmed that senior officer behaviors and actions during the Fiscal Year were consistent with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements.
The Committee will make awards pursuant to the Program (each, an “Award”) as set forth on Schedule A hereto, on such terms as the Committee may prescribe based on the performance criteria set forth on Schedule A hereto and such other factors as it may deem appropriate. The targets for the performance criteria shall be determined by the Committee in its discretion within the first ninety (90) days of the Fiscal Year. The Committee shall determine whether and to what extent each performance or other goal has been met. A Participant is required to remain employed with the Company through the end of the Fiscal Year in order to have a legally binding right to the Award.
Awards pursuant to the Program that are attributable to the performance goals being met at “target” level or below will be paid solely in cash. In the event performance goals are achieved above the “target” level, the amount of an Award attributable to performance results in excess of “target” levels shall be payable 50% in cash and 50% in restricted stock units. The number of restricted stock units will be determined by dividing the cash amount of the relevant portion of the Award by the per share Fair Market Value (as such term is defined in the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”)) on the date of the determination, and rounding down, with any fractional amount payable in cash. Any restricted stock units granted under this Program will be pursuant to the terms contained in the Restricted Share Unit Agreement attached to this Plan as Exhibit 1; except that, for the avoidance of doubt, any “Prorata Bonus”, as such term is defined in any employment agreement between a Participant and the Company in effect as of the effective date of this Program, shall be paid 100% in cash if such amounts become payable under such employment agreement, and no restricted stock units will be issued in respect of such Prorata Bonus amount.
Any restricted stock units issued as payment under this Program may be issued pursuant to the 2006 Plan or other appropriate equity plan in effect at such time, unless the Committee determines that such awards may be made independent of any equity plan. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto.
This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.
Adjustments for Unusual or Nonrecurring Events
In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls.
PEP Recoupment Policy
The Company may recover any incentive compensation awarded or paid pursuant to this Program based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensation are materially inaccurate, in each case regardless of individual fault. In addition, the

Company may recover any incentive compensation awarded or paid pursuant to this Program based on a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. This PEP Recoupment Policy applies to any incentive compensation earned or paid to a Participant pursuant to this Program (including, but not limited to, the restricted stock units issued hereunder). Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Committee taking action under this PEP Recoupment Policy shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee in its sole discretion.
For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant as determined by the Committee in its sole discretion, solely to the extent any such offset complies with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder.
If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the Program for a period affected by the restatement, then the Committee shall have discretion, but not the obligation to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.
Other Provisions
No Right to Employment
The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

No Trust or Fund Created
Neither the Program nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.
No Rights to Awards
No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Program at any time in the Company’s sole discretion.
Section 409A of the Internal Revenue Code
This Program is intended to comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code.
Interpretation and Governing Law
This Program shall be governed by and interpreted and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts or choices of laws. In the event the terms of this Program are inconsistent with the terms of any written employment agreement between a Participant and the Company, the terms of such written employment agreement shall govern the Participant’s participation in the Program.

Schedule A
2010 Measures and Weightings

	EBITDA[1]	Other[2]
All Participants	100%	—

[1]	For the purposes of this calculation, EBITDA means earnings before interest, taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, any other significant nonrecurring non-cash gains or charges and any expenses for share-based compensation under ASC 718, as determined in good faith by the Board in consultation with the CEO. In the event the Company disposes of or acquires any facility during the Fiscal Year, the EBITDA target for such year shall be adjusted appropriately (based on the number of days during the year for which the facility was owned) to reflect the acquisition or disposition.

[2]	The Committee reserves the right to apply negative discretion to final Award determinations with respect to any Participant based on the Committee’s subjective evaluation of the Participant’s annual performance including, if and as determined by the Committee, an evaluation of quality of performance with a primary focus on CMS Core Measures and HCAHPS performance against industry benchmarks. No adjustment to an individual Award pursuant to this note 2 shall exceed 20% of the target PEP Award of the individual.
2010 PEP Opportunities
Each Participant in the Program is assigned annual award opportunities expressed in terms of Threshold, Target and Maximum levels of performance. The opportunities, expressed as percentages of base salary, for the following positions are as set forth below.

	Threshold	Target	Maximum
Chairman & CEO	32.5%	130%	260%
Executive Vice President & CFO	20%	80%	160%
Group Presidents	16.5%	66%	132%
The Target annual award opportunity for senior officers other than those listed above will range from 46% to 60% of base salary, as determined by the

Committee. Participants shall receive 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance.
Payouts between threshold and maximum for Participants shall be calculated by the Committee in its sole discretion using straight-line interpolation. The threshold, target and maximum EBITDA performance levels and other goals (if applicable) shall be set by the Committee in its sole discretion. Final Awards are subject to reduction in the Committee’s discretion as described in note 2 of “2010 Measures and Weightings”.